Exhibit 99.1

International Headquarters
5221 North O’Connor Blvd.
Suite 500	News Release
Irving, Texas 75039
Phone: 972.869.3400
Fax: 972.443.1701

FOR IMMEDIATE RELEASE

Contact :	Jim Taylor, Chief Executive Officer
972-869-3400
jtaylor@thomasgroup.com

Thomas Group Announces Second Quarter 2006 Increases in Revenue and Pre-tax Income

Irving, Texas, July 20, 2006 Thomas Group, Inc. (NasdaqCM:TGIS), a leading operational consulting firm, today announced revenues of $15.6 million for the second quarter of 2006, representing a 17% increase from the previous quarter and a 33% increase when compared to the second quarter of 2005. Income from continuing operations before income taxes for the second quarter was $4.1 million, or a 37% increase from the previous quarter and a 17% increase when compared to the second quarter of 2005. Net income for the second quarter was $2.6 million, or $0.23 per diluted share. For the first six months of 2006, net income was $4.7 million, or $0.43 per diluted share compared to $3.0 million, or $0.28 per diluted share for the first six months of 2005.

“This is our second consecutive quarter of double-digit revenue percentage growth and our highest quarterly pre-tax income in over ten years “, said Jim Taylor, CEO. “For the first six months, we continued to increase revenue over comparable prior periods and generate a 54% increase in fully diluted EPS over last year, despite being fully taxed in 2006. The 50% increase in our annual dividend announced during the second quarter is indicative of our continuing ability to generate positive cash flow and provide excellent returns for our shareholders.”

Taylor continued, “While the consulting industry is expected to grow 6% this year, we have grown 33% organically. I attribute this to the outstanding value our people continue to bring to our clients.  Many process improvement methods exist; however, we believe Process Value Management (PVM), when implemented by our Resultants who average 25+ years business experience, produces superior results in a shorter time frame than other methodologies.”

Second Quarter and First Half 2006 Financial Performance:

•            Revenue:  Revenue for the second quarter of 2006 was $15.6 million, which represents a $3.9 million increase, or 33%, from the second quarter of 2005. Approximately 80% of the revenue increase is attributable to new and expanded US governmental contracts, with the remaining 20% of the revenue growth being attributable to commercial clients. Revenue for the first half of 2006 was $28.9 million, which represents a $9.3 million, or 47% increase over the first half of 2006. Approximately 85% of the revenue increase is attributable to new and expanded US governmental contracts, with the remaining 15% of the revenue growth being attributable to commercial clients.

•            Gross Margins: Gross profit margins for the second quarter of 2006 were 54%, compared to 59% for the second quarter of 2005. The decrease is primarily attributable to the timing of revenue recognition in 2005 related to a certain government contract.  Gross profit margins for the first half of 2006 were 51% compared to 54% for the first half of 2005. The decrease in 2006 gross margin relates primarily to increases in travel costs and the accrual for year-end bonuses.

•            Selling, General & Administrative (S,G&A):  S,G&A costs for the second quarter of 2006 increased $1.1 million to $4.4 million from $3.3 million in the second quarter of 2005, but remained at 28% of revenues. This increase in dollars is primarily due to a $0.7 million increase in stock-based compensation and $0.3 million increase in commercial selling costs. For the first six months of 2006, S,G&A costs increased $1.5 million to $7.8 million and 27%

of revenue from $6.3 million and 32% of revenue in the first half of 2005. Although the percentage of revenue decreased, the dollar increase is primarily due to a $0.8 million increase in stock-based compensation, $0.4 million in commercial selling and marketing costs, $0.1 million in sales commissions on increased revenue and $0.2 million in year-end bonus accruals.

•              Cash Flow:  For the first six months of 2006, net cash provided by operating activities was $3.0 million, compared to $1.5 million for the first half of 2005.  The increase in net cash provided is primarily due to 2006 profits in excess of 2005 profits. Cash used for investing activities consisted primarily of upgrades to office equipment and software and totaled $256,000 for the first half of 2006 compared to $34,000 for the first half of 2005. Cash used for financing activities for the first half of 2006 was $0.2 million, consisting of $1.1 million in dividends paid offset by $0.9 million in cash received and tax benefit realized from the exercise of stock options. In the first half of 2005, net cash used in financing activities was $1.5 million, comprised of $1.8 million used to repay debt and $0.3 million generated from the issuance of common stock upon the exercise of outstanding options and warrants. For the first half of 2006, the net change in cash was a net increase of $2.5 million, compared to a net increase of $37,000 for the first half of 2005.

Income Taxes:  The Company returned to a fully taxable rate of approximately 38% in the second quarter of 2006, resulting in income tax expense of $1.6 million, or $0.14 per diluted share. This compares unfavorably to an effective rate of approximately 3% in the second quarter of 2005 created by net operating loss carryforwards (NOL) resulting in tax expense of $86,000, or $0.01 per diluted share.  For the first half of 2006, the Company’s effective tax rate was approximately 34%, resulting in income tax expense of $2.4 million, or $0.22 per diluted share. This compares unfavorably to an effective rate of approximately 3% in the first half of 2005 and expense of $0.1 million, or $0.01 per diluted share. The Company anticipates a 38% quarterly effective tax rate for the remainder of 2006.

Business Development:  During the second quarter of 2006, the Company signed $7.7 million in new and extended business, pushing the total for 2006 to $30.1 million.  For the year, 83% of bookings have been US government contracts and 17% have been commercial contracts.

Backlog:  At June 30, 2006, the Company had signed backlog of $15.8 million contracted for 2006. Backlog does not include extensions or option periods, and therefore does not always represent the full scope of the clients’ commitment to Thomas Group. However, backlog does accurately represent the portion that has been contracted for in writing.

***

Thomas Group, Inc. (NasdaqCM:TGIS) is an international, publicly traded operational consulting firm.  Thomas Group’s unique brand of process improvement and performance management services enable businesses to enhance operations, improve productivity and quality, reduce costs, generate cash and drive higher profitability.  Known as The Results CompanySM, Thomas Group creates and implements customized improvement strategies for sustained performance improvements in all facets of the business enterprise.  Thomas Group has offices in Dallas, Detroit, and Hong Kong.  For additional information on Thomas Group, Inc., please go to www.thomasgroup.com.

Safe Harbor Statement under the Private Securities Litigation Reform Act:

Statements in this release that are not strictly historical are “forward looking” statements, which should be considered as subject to the many uncertainties that exist in the Company’s operations and business environment.  These uncertainties, which include economic and business conditions that may impact clients and the Company’s performance-oriented fees, timing of contracts and revenue recognition, competitive and cost factors, and the like, are set forth in the Company’s filings from time to time with the Securities and Exchange Commission, including the Company’s Form 10-K for the year ended December 31, 2005.  Except as required by law, the Company expressly disclaims any intent or obligation to update any forward looking statements.

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Thomas Group, Inc.
Selected Consolidated Financial Data
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2006	2005	2006	2005
	In thousands, except per share data

Consulting revenue before reimbursements	$15,415	$11,662	$28,609	$19,570
Reimbursements	155	6	257	6
Total revenue	15,570	11,668	28,866	19,576
Cost of sales before reimbursable expenses	6,987	4,836	13,783	9,074
Reimbursable expenses	155	6	257	6
Total cost of sales	7,142	4,842	14,040	9,080
Gross profit	8,428	6,826	14,826	10,496
Selling, general and administrative	4,371	3,269	7,798	6,311
Sublease (gain) loss	(16)	—	(16)	610
Operating income	4,073	3,557	7,044	3,575
Other income (expense), net	70	(24)	126	(70)
Income from continuing operations before income taxes	4,143	3,533	7,170	3,505
Income tax	1,577	94	2,421	98
Income from continuing operations	2,566	3,439	4,749	3,407
Loss from discontinued operations, net of related income tax benefit	3	305	3	400
Net income	$2,563	$3,134	$4,746	$3,007

Earnings per share:
Basic:
Income from continuing operations	$0.24	$0.32	$0.44	$0.33
Loss on discontinued operations, net of income tax benefit	—	0.03	—	0.04
Net Income	$0.24	$0.29	$0.44	$0.29

Diluted:
Income from continuing operations	$0.23	$0.31	$0.43	$0.32
Loss on discontinued operations, net of income tax benefit	—	0.02	—	0.04
Net Income	$0.23	$0.29	$0.43	$0.28

Weighted average shares:
Basic	10,742	10,655	10,705	10,368
Diluted	10,993	10,952	10,938	10,786

Thomas Group, Inc.
Selected Consolidated Financial Data
(Unaudited)

Selected Revenue Data

	Three Months Ended June 30,		Six Months Ended June 30,
	2006	2005	2006	2005
	Amounts in thousands
North America	$15,544	$11,647	$28,836	$19,547
Europe	—	—	—	—
Asia/Pacific	26	21	30	29
Total Revenue	$15,570	$11,668	$28,866	$19,576

Selected Balance Sheet Data

	June 30, 2006	December 31, 2005
	Amounts in thousands
Cash	$6,008	$3,481
Trade Accounts Receivables	11,513	8,382
Total Current Assets	18,304	12,451
Total Assets	18,993	13,031
Total Current Liabilities	5,676	4,340
Total Liabilities	5,829	4,614
Total Stockholders’ Equity	13,164	8,417